iatrixAir, Inc.

iatrixAir® automates indoor air quality in commercial and public restrooms through our patent pending cellular based air sensor gateway and exchanger that detects, removes, and destroys airborne pathogens faster than industry standards.



Invest

DEADLINE: July 12, 2022

in 2 months

SHARE PRICE

$1.20

TOTAL RAISED

$0

VALUATION

$4,200,000

4(a)(6) offering provided by Netcapital Funding Portal Inc.

Pitch Updates Discussion

INTRODUCTION

iatrixAir® provides automated indoor air quality solutions to meet the requirements of the recently announced Indoor Air Quality Building Challenge.

We recruit and train manufacturers, representatives, and installers to sell and install our solution to Facilities Managers and Commercial/Public building operators. Our initial markets are restrooms and sports locker rooms.

PROBLEM

Throughout history, airborne pathogens such as Measles, Smallpox, SARS, MERS, Tuberculosis, Influenza including Spanish Flu and now CV-19 with its variants, all have the same characteristics in that they are transmitted person to person and may linger in the air in enclosed spaces.

Pathogens Spread Quickly Through the Air


Emissions from a Sneeze
26 FEET

Airborne Pathogens are aerosolized - that's the problem to solve. Fast air exchanges or ventilation and first pass inactivation solves the problem. Faster is Safer™.

Up to 650,000 people die of the flu globally each year according to the WHO and CDC. It is reported that CV-19 has caused 235M cases globally with 4.6M deaths and $4T in economic disruption and losses. According to a recent study quoted by Bloomberg, 10M people die each year around the world from air pollution.

> **"Today the Administration is launching the Indoor Air Quality Building Challenge, a key component of the President's Plan, that calls on all building owners and operators, schools, colleges and universities, and organizations of all kinds to adopt key strategies to improve indoor air quality in their buildings and reduce the spread of COVID-19 and other airborne pathogens."**
>
> *White House*
> *March 17, 2022*

SOLUTION

We automate the process of detecting, destroying pathogens, and providing alerts using edge processing and AI analytics. Our solution is designed to be mission critical with sensors operating every 10 seconds and with first pass remediation or destruction of airborne pathogens. Again, Faster is Safer™.


Introducing the iatrixAir Priority 100 – *Pathogen Destroyer*
Cellular
Sensor Gateway
aerotru 3
For Commercial Restrooms of all types including Major League Teams, Universities, High Schools And Fitness Clubs Locker Rooms
Industry Leading
Fast Remediation Times
Design and Utility Patents Pending. 63/065,768 and 29/755,958

BUSINESS MODEL

We aim to drive revenue that is based on both sales of the gateway-exchangers and monthly subscriptions. We use Independent Representatives to recruit qualified commercial restroom Contractors who sell the solution to Facilities Managers/Building Operators-Owners, with our support.

Instead of a box on the floor that requires constant attention: iatrixAir® offers a "no touch" air quality solution with a monthly subscription including filters, lamps, installation and service. The Facilities Manager also has the option to buy the solution and install with their own resources.

B2B Sales and Distribution Model


Sensor Gateway and Priority 100UV *Pathogen Destroyer*
Independent Sales Representatives
Electrical or HVAC Contractors
Facilities Managers, Building Operators, Building Owners

MARKET

The standalone air purifier market reached $12.26B globally according to Grandview in 2021 and is expected to grow in double digits to $25.97B by 2030. The global HVAC industry is $240B for retrofit and new installs in 2019, and is growing 3.9% per year, reaching $367B by 2030. Split mini systems are gaining in popularity in other parts of the globe due to lower energy costs and product costs. Both markets including Smart Building technologies are advancing product offerings to solve the air quality problems. The largest market is the commercial market which iatrixAir is engaging first.

Air Purification/Disinfection Market $25.97B by 2030


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Commercial
Residential
2020
2027

WORD FROM THE CEO

SUCCESS TO DATE

- Successfully built a proof of concept and tested by independent think tank
- Demonstrated the proof of concept to potential customers to establish a MVP
- Filed design and utility patents
- Successfully built a prototype
- Participated in CES Eureka Park 2022 with significant interest
- Signed one of the largest commercial restroom installer on the West Coast
- Prepared RFQ and Specifications for Suppliers to provide quotations
- Signed MOU for additional technology in steering disinfecting light in an occupied space with two issued patents in disinfection space and 14 provisional patents

PRESS

ES Engineered Systems: Priority 10 Cloud Connected Air Quality Sensor – iatrixAir

TEAM



Marc McConnaughey

CEO

Founder

Marc is a serial entrepreneur with over 35 years of experience in high volume photonic based products, 4 startups and over $110M raised. His claim to fame is with the ViewSonic team which grew from $50M to $1.4B in revenue in eight years with his technology leadership. His passion is taking technology from its roots into useful products. Marc has had assignments in Europe, Taiwan, China, and Thailand in various roles from technical to business roles.



Steve Hutchcraft

SVP Strategic Development

Steve is an experienced business leader with 30 years of experience in the HVAC industry with executive roles at Carrier and Amana. Steve brings product management, marketing, sales, and strategic development from his roles in the HVAC industry and has devised the business model for iatrixAir and Steve is also a Director of the Alliance of CEOs in Silicon Valley.



Henry Artime

Chief Marketing Officer

Henry is iatrixAir's CMO and founder/owner of Artime, a Los Angeles based digital marketing firm. Henry has 30+ years of branding and marketing B2B experience and brings to iatrixAir his many years of building brands.



Bryan Chang

Vice President Hardware Engineering/R&D

Bryan is iatrixAir's VP of Hardware Engineering based in Taiwan. Bryan brings 25 years of experience in the photonics technologies and has worked with Marc in 3 startups. Based in Taipei, Bryan has a broad understanding of electronics supply chain in Asia and is key in iatrixAir's product execution.



Ralph Lloyd

Vice President Advanced Technologies

Ralph is iatrixAir's VP of Advanced Technologies and brings 32 years of experience in material science, polymer processing,and chemical engineering. His work most recently includes disinfecting occupied spaces both air and surfaces. Ralph has 18 issued patents.



Warren Lynn

Advisor

Warren is the founder/CEO of American Air and Water, a South Carolina based company addressing the needs of water and air disinfection for 20 years of municipalities, state, and federal government facilities.





Jerry Shi

Advisor

Angel Investor

Jerry is an iatrixAir angel investor and technical/business advisor. Jerry brings to iatrixAir a wealth of experience in business formation, funding strategies and supply chain issues. Most recently Jerry was Director of Tsinghua Innovation Center in Dongguan, China.

Scott Nelson

Advisor

Medtech Executive

Scott is an experienced Medtech executive with 12+ years of commercialization experience in the medical and therapy devices. He led the marketing for a business unit of a major biotech company. Scott is a co-founder/CEO of Fastwave Medical, a portfolio company of Big Sky Biomedical, a medtech accelerator.



Daniel Price

Advisor

IOT Strategies

Daniel is an experienced voice on the internet of things-IOT and has given TEDX talks on the subject. A UC Berkeley graduate in Bioengineering and a Rhodes Scholar with Masters and MBA from Oxford, Daniel is CEO of Ioterra, a IOT marketplace that helps companies successfully launch IoT initiatives at scale: de-risk development, accelerate innovation timelines, simplify the deployment process, and incorporate the best technology available

USE OF PROCEEDS

If the offering's maximum amount of $423,750 is raised:

Use	Value	% of Proceeds
10 EVT-Alpha units for customers	$294,986	69.6%
Lawyer-Reed Smith	$20,000	4.7%
Ciro Design	$40,000	9.4%
Kasvva-Supply Chain	$48,000	11.3%
Intermediary fees	$20,764	4.9%

TERMS

This is an offering of Common Stock, under registration exemption 4(a)(6), in iatrixAir, Inc.. This offering must raise at least $10,000 by July 12, 2022 at 10:59pm ET. If this offering doesn't reach its *target*, then your money will be refunded. iatrixAir, Inc. may issue additional securities to raise up to $423,750, the offering's *maximum*.

If the offering is successful at raising the maximum amount, then the company's implied valuation after the offering (sometimes called its *post-money valuation*) will be:

3,853,125 shares

× $1.20 per share

$4,623,750 implied valuation

PITCH DECK

iatrixAir, Inc. Pitch Deck

FINANCIALS

These financial statements have been reviewed by an independent Certified Public Accountant.

CPA review letter

SEC FILINGS

The Offering Statement is a formal description of the company and this transaction. It's filed with the SEC to comply with the requirements of exemption 4(a)(6) of the Securities Act of 1933.

Latest Offering Statement

UNDERSTAND THE RISKS

Be sure to understand the risks of this type of investment. No regulatory body (not the SEC, not any state regulator) has passed upon the merits of or given its approval to the securities, the terms of the offering, or the accuracy or completeness of any offering materials or information posted herein. That's typical for Regulation CF offerings like this one.

Neither Netcapital nor any of its directors, officers, employees, representatives, affiliates, or agents shall have any liability whatsoever arising from any error or incompleteness of fact or opinion in, or lack of care in the preparation or publication of, the materials and communication herein or the terms or valuation of any securities offering.

The information contained herein includes forward-looking statements. These statements relate to future events or to future financial performance, and involve known and unknown risks, uncertainties, and other factors, that may cause actual results to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond the company's control and which could, and likely will, materially affect actual results, levels of activity, performance, or achievements. Any forward-looking statement reflects the current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. No obligation exists to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

MORE INFO

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UPDATES

May 12, 2022 • Primary offering of 353,125 shares at $1.20

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